Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration statement No.333-149888 on Form S-8 of our report dated May 12, 2011 relating  to the consolidation financial statements of China Digital TV Holding Co., Ltd., its subsidiaries, its variable interest entity (the “VIE”) and the VIE’s subsidiaries ( collectively , the “Group”) as of December 31, 2009 and 2010 and for the years ended December 31, 2008, 2009 and 2010, and the financial statement schedule of China Digital TV Holding Co., Ltd., and our report dated May 12, 2011 relating to the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on form 20-F of China Digital TV Holding Co., Ltd. for the year ended December 31, 2010.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, People’s Republic of China

May 12, 2011